Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL

RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., February 21, 2013 -- InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the fourth quarter and full year ended December 31, 2012.

InterMune reported Esbriet® (pirfenidone) net revenue in the fourth quarter of 2012 of $8.2 million, compared with $2.7 million in the fourth quarter of 2011. Esbriet is InterMune’s product marketed in Europe for adults with mild-to-moderate idiopathic pulmonary fibrosis (IPF), a chronic and ultimately fatal disease of the lungs.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “We are very pleased with our solid progress in 2012, including five consecutive quarters of Esbriet sales growth since its first European launch in September of 2011. At year-end 2012, Esbriet was priced and launched in nine of our 15 targeted European countries including the two largest EU markets, Germany and France.

“In 2013, we expect continued progress in completing pricing and reimbursement processes and additional Esbriet launches in Europe,” Mr. Welch continued. “We also expect to begin building our Esbriet franchise in North America after launching Esbriet in Canada in January of 2013. Having completed in January the full enrollment of the ASCEND Phase 3 study of pirfenidone intended to support U.S. marketing approval, we are much closer to our goal of bringing Esbriet to IPF patients in the United States, who currently have no approved treatment options.”

Fourth Quarter and Recent Highlights

•	On October 1, 2012, Esbriet was approved in Canada for the treatment of mild to moderate IPF in adult patients and became commercially available on January 2, 2013.

IPF affects approximately 5,000 to 8,000 Canadians. Up to six months are needed to secure coverage for new medicines from the major private insurance companies in Canada and, on average, about 18 months are needed to secure reimbursement for all 10 provincial governments that reimburse the majority of medicines in Canada.

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At the end of 2012, InterMune had concluded successful pricing and reimbursement discussions in nine European countries: Austria, Belgium, Denmark, France, Germany, Iceland, Luxembourg, Norway and Sweden.

•	InterMune today reiterated its current expectations regarding the on-going pricing and reimbursement processes for Esbriet in other European countries, processes over which InterMune has no control:

•

The UK – The appraisal by the National Institute for Health and Clinical Excellence (NICE) is expected to be completed in March of 2013. If NICE provides a positive appraisal for Esbriet and the pricing and reimbursement conditions are acceptable, the company expects to launch Esbriet as soon as possible thereafter.

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Italy – The company continues to expect to conclude the pricing and reimbursement process in the first quarter of 2013 and to launch Esbriet in Italy as soon as possible after the process is successfully concluded, assuming that acceptable pricing and reimbursement conditions are negotiated. In Italy, up to three quarters are needed after national pricing and reimbursement is secured to address all regional reimbursement procedures before complete patient access to Esbriet is achieved.

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Spain – InterMune currently expects to conclude pricing and reimbursement of Esbriet in Spain by mid-2013 and to launch as soon as possible after pricing and reimbursement is concluded, assuming that acceptable pricing and reimbursement conditions are negotiated. In Spain, up to four quarters are needed after national reimbursement is secured to address all regional reimbursement procedures before complete patient access to Esbriet is achieved.

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Mid-Sized Countries (MSC) – In addition to the seven MSC for which Esbriet pricing has been secured, the company anticipates launches in the remaining three MSC of Netherlands, Finland and Ireland by mid-2013, assuming that acceptable pricing and reimbursement conditions are negotiated in these countries.

•	Enrollment of InterMune’s Phase 3 pirfenidone study, ASCEND, in the United States and certain additional territories was completed in January 2013. ASCEND is a double-blind,

placebo-controlled trial of 52 weeks duration with a primary endpoint of change in forced vital capacity (FVC) between baseline and Week 52. The trial enrolled IPF patients with mild-to-moderate impairment in lung function and certain characteristics that the company believes enhance the probability of a successful study outcome. Top-line results are expected in Q2 of 2014.

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On January 22, 2013, InterMune completed a public offering of 15,525,000 shares of its common stock, including the underwriters’ over-allotment, with net proceeds to the company of $145.7 million (after payment of underwriting discounts and commissions, and expenses). InterMune also completed a concurrent public offering of $120.75 million aggregate principal amount of the company’s 2.50% convertible Senior Notes due 2017, including the Note underwriters’ over-allotment, with net proceeds to the company of $116.7 million (after payment of the underwriting discounts and commissions, and expenses). The company has used proceeds from the convertible notes offering to repurchase and cancel $66.6 million of its outstanding $85.0 million aggregate principal amount 2015 Notes, and intends to repurchase the remaining $18.4 million of the outstanding 2015 Notes over time.

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On February 14, 2013 InterMune announced that Sean P. Nolan has joined the company as Executive Vice President and Chief Business Officer. Mr. Nolan will lead the creation and establishment of InterMune’s U.S. Commercial, Business Development and Global Marketing groups. He will also oversee InterMune’s Canadian business and the company’s manufacturing and supply chain operations.

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On February 19, InterMune reported that the company and Shionogi & Co., Ltd had reached an agreement regarding the material terms of a settlement of the complaint filed by Shionogi against InterMune. Effective January 1, 2013, InterMune agrees to pay Shionogi a royalty of 4.25% on net sales of Esbriet in the European Union through the remaining period of Orphan Drug exclusivity ending in February 2021. Shionogi waives any claim against InterMune to royalties on European sales of Esbriet prior to January 1, 2013 and any claim to royalties on Esbriet sales in Canada or in the United States. The previous agreement provided for a royalty structure on net sales of pirfenidone equal to 6% of net sales for the first and second calendar year following commercialization, 8% of net sales for the third and fourth calendar year following commercialization and 10% of net sales for each subsequent calendar year thereafter.

Fourth Quarter and Full Year 2012 Financial Results (Unaudited)

InterMune reported total revenue in the fourth quarter of 2012 of $8.2 million, compared with $2.7 million in the fourth quarter of 2011, an increase of 204 percent. Fourth quarter 2012 results included the effect of the approximate 11 percent German price decrease of Esbriet, which became effective on September 15, 2012. InterMune reported total revenue for the full year 2012 of $26.2 million, compared with $5.4 million in 2011, an increase of 385 percent. Total revenue in 2011 consisted of $2.8 million of Esbriet revenue and $2.6 million of revenue from the company’s research collaboration with Roche, which was completed in June 2011.

Research and development (R&D) expenses in the fourth quarter of 2012 were $32.0 million, compared with $21.0 million in the fourth quarter of 2011, an increase of 52 percent. R&D expenses were $106.6 million for the full year 2012, compared with $75.0 million in 2011, an increase of 42 percent. Higher R&D expenses in both the three- and 12-month periods of 2012, compared with the same periods in 2011, primarily reflect expenses related to conduct of the ASCEND trial, which was initiated in July 2011.

Selling, general and administrative (SG&A) expenses were $29.6 million in the fourth quarter of 2012, compared with $26.8 million in the same quarter of 2011, an increase of 10 percent. SG&A expenses were $105.3 million in the full year 2012, an increase of 18 percent from $89.5 million in 2011. The increased spending for the 12 months of 2012, compared with 2011, is primarily attributable to the creation of InterMune’s European infrastructure and investments in the launch and pre-launches of Esbriet in nine European countries and Canada.

Net loss for the fourth quarter of 2012 was $58.6 million, or $0.90 per share, compared with a net loss of $44.5 million, or $0.69 per share, in the same quarter of 2011. Per share amounts in the fourth quarter included gains from the role of Actimmune® (interferon gamma-1b) in discontinued operations of $0.01 per share and $0.04 per share in 2012 and 2011, respectively.

Net loss for the full year 2012 was $150.1 million, or $2.30 per share, compared with a net loss of $154.8 million, or $2.58 per share, in 2011. Per share amounts for the full year included gains from the role of Actimmune in discontinued operations of $0.52 per share and $0.12 per share in 2012 and 2011, respectively.

As a result of the June 19, 2012 divestiture of Actimmune, historical Actimmune revenue, cost of goods sold, operating costs, and tax impact are reported in discontinued operations in this and future financial statements and therefore do not appear in the comparisons above regarding on-going operations.

As of December 31, 2012, InterMune had cash, cash equivalents and available-for-sale securities of approximately $308.0 million. The year-end 2012 cash balances do not include net proceeds from InterMune’s concurrent offerings of common stock and convertible notes, which were completed in January 2013.

Guidance for 2013 Revenue and Operating Expenses

The company reiterated its forward-looking financial guidance for Esbriet revenue and operating expenses in 2013:

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Esbriet revenue: currently projected to be in a range of $40 to $70 million. This includes projected revenue in a range of $40 to $55 million in countries where Esbriet is currently launched (Germany, France, Canada and seven mid-sized European countries), and projected revenue in a range of $0 to $15 million in countries where Esbriet pricing and reimbursement approval and launch is not yet concluded but is currently anticipated during 2013 (Italy, UK, Spain and three mid-sized European countries). The guidance also accounts for the three to six quarters needed from the date of conclusion of an agreement on pricing and reimbursement to comply with regional and provincial reimbursement procedures in Italy, Spain and Canada before meaningful Esbriet revenues can be achieved in all regions or provinces in these countries.

•	R&D expense: currently anticipated to be in a range of $100 to $120 million.

•	SG&A expense: currently anticipated to be in a range of $145 to $165 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $245 to $285 million.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EST to discuss business highlights and financial results for the fourth quarter and full year 2012. Interested investors and others may participate in the conference call by dialing 800-891-8257 (U.S.) or +1-212-271-4651 (international), conference ID# 21648922. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering conference ID# 21648922. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, the company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU and Canada as Esbriet® and is currently in a Phase 3 clinical trial to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation InterMune’s expectation regarding its anticipated timing of concluding pricing and reimbursement discussions and/or initiating commercial launches for Esbriet in various European countries; the estimated size of the patient population in Canada suffering from IPF and InterMune’s expectations with respect to Canada of securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans including the timing thereof; InterMune’s expectation regarding the results of the ASCEND study and the prospects of success thereof and meeting the goal of bringing Esbriet to IPF patients in the United States; InterMune’s expectation in building its Esbriet franchise in North America; InterMune’s intent to repurchase the remaining $18.4 million of the outstanding 2015 notes; and InterMune’s projected revenue from sales of Esbriet and operating expenses for 2013. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 29, 2012 (the “Form 10-K”), most recent quarterly report on Form 10-Q filed with the SEC on November 9, 2012 (the “Form 10-Q”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in Europe and Canada, including successfully establishing a commercial operation in Europe and Canada and receiving favorable governmental pricing and reimbursement approvals in the various European countries and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K, Form 10-Q and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December		Twelve Months Ended December
	2012	2011	2012	2011
Revenue, net
Esbriet	$8,222	$2,660	$26,174	$2,778
Collaboration revenue	—	—	—	2,629

Total revenue, net	8,222	2,660	26,174	5,407
Costs and expenses:
Cost of goods sold	2,716	1,021	8,916	1,406
Research and development	32,018	21,006	106,571	74,973
Selling, general and administrative	29,615	26,802	105,295	89,463

Total costs and expenses	64,349	48,829	220,782	165,842
Loss from operations	(56,127)	(46,169)	(194,608)	(160,435)
Interest income	134	166	586	556
Interest expense	(2,454)	(2,254)	(8,927)	(6,408)
Other income (expense)	(224)	(336)	(373)	(658)

Loss from operations before income taxes	(58,671)	(48,593)	(203,322)	(166,945)
Income tax expense (benefit)	626	(1,579)	(19,230)	(4,760)

Loss from continuing operations	(59,297)	(47,014)	(184,092)	(162,185)
Income (loss) from discontinued operations, net of taxes	733	2,481	34,011	7,411

Net loss	$(58,564)	$(44,533)	$(150,081)	$(154,774)

Basic and diluted net income (loss) per common share:
Continuing operations	(0.91)	(0.73)	(2.82)	(2.70)
Discontinued operations	0.01	0.04	0.52	0.12

	$(0.90)	$(0.69)	$(2.30)	$(2.58)

Shares used in computing basic and diluted net loss per share	65,404	64,572	65,184	60,100

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 2012	December 31, 2011
Cash, cash equivalents and available-for-sale securities	$307,986	$425,110
Acquired product rights, net	18,250	19,250
Other assets	37,230	28,263

Total assets	$363,466	$472,623

Total other liabilities	$56,899	$34,205
Convertible notes	240,250	240,250
Stockholders’ equity	66,317	198,168

Total liabilities and stockholders’ equity	$363,466	$472,623

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